EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

Golden Matrix Group, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) (4)	5,000,0	(3)	$4.02	$20,100,000.00	$0.0000927	$1,863.27
Total Offering Amounts						$20,100,000.00		—
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1,863.27

(1)

This Registration Statement on Form S‑8 relates to the 2022 Equity Incentive Plan (the “2022 Plan”) of Golden Matrix Group, Inc. (the “Registrant” or the “Company”). An aggregate of 5,000,000 shares of the Registrant’s common stock, par value $0.00001 per share (the “Common Stock”) may currently be issued under the 2022 Plan. Registered in this Registration Statement are 5,000,000 shares of Common Stock reserved for future issuance under the 2022 Plan (see footnote (3)), the offer and sale of which are being registered herein.

(2)

In accordance with Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(3)	Represents shares reserved for issuance pursuant to future awards under the Plan.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based upon the average of the high ($4.07) and low ($3.96) prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on August 2, 2022, which date is within five business days prior to filing this Registration Statement.